Mail Stop 6010




June 3, 2005



Mr. Robert A. Connors
Chief Financial Officer
Fiberstars, Inc.
44259 Nobel Drive
Fremont CA 94538

RE:	Fiberstars, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
      Filed March 30, 2005
	File No. 0-24230

Dear Mr. Connors:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. John T. Dickson
Agere Systems, Inc.
September 9, 2004
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